Exhibit 8.1

List of Significant Subsidiaries of HUTCHMED (China) Limited

HUTCHMED Limited (PRC)

HUTCHMED International Corporation (U.S.)

Hutchison Whampoa Sinopharm Pharmaceuticals (Shanghai) Company Limited (PRC)

Hutchison Healthcare Limited (PRC)

Shanghai Hutchison Pharmaceuticals Limited (PRC)*

*non-consolidated entity